SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

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Preliminary Information Statement

             [  ] Confidential, for use of the Commission only

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Definitive Information Statement

                                Apogee Robotics, Inc.                             .

(Name of Registrant as Specified In Its Charter)

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No fee required.

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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Title of each class of securities to which transaction applies:

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Aggregate number of securities to which transaction applies:

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  3)

Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11.  (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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  4)

Proposed maximum aggregate value of transaction:

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Total fee paid:

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Amount Previously Paid:

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Form, Schedule or Registration Statement No.:

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Filing Party:

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Date Filed:

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APOGEE ROBOTICS, INC.

1077 Ala Napunani Street

Honolulu, HI  96818

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Apogee Robotics, Inc.  (“Apogee Robotics”) have given their written consent to a resolution adopted by the Board of Directors of Apogee Robotics to amend the Certificate of Incorporation so as to (1) change the name of the corporation to “China Swine Genetics, Inc.”; and (2)  effect a reverse split of the company’s common stock in a ratio of one-for-twenty four. We anticipate that this Information Statement will be mailed on September 8, 2009 to shareholders of record.  On or after September 28, 2009, the amendment of the Certificate of Incorporation will be filed with the Delaware Secretary of State and it will become effective.

The Delaware General Corporation Law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Apogee Robotics will not hold a meeting of its shareholders to consider or vote upon the amendment of Apogee Robotics’ Certificate of Incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

September 8, 2009

Ligang Shang

Chief Executive Officer

VOTING SECURITIES OUTSTANDING

Stockholders of record entitled to vote were determined as of the close of business on August 13, 2009.  At that date, there were issued, outstanding and of record, as reflected in the corporation’s stock ledger, 994,067 shares of Apogee Robotics common stock, each of which entitles the holder thereof to one vote, and  4,646.05933 shares of Series A Convertible Preferred Stock that are convertible into 464,605,933 shares of common stock.  The Series A Preferred Shares have voting rights equal to the number of common shares into which they are convertible.  Therefore, the total outstanding voting stock on August 13, 2009 was 465,600,000 shares.

The following table sets forth the number of shares of voting stock owned by each person who, as of the record date, owned more than 5% of any class of Apogee Robotics voting stock, as well as the ownership of such shares by each member of the Apogee Robotics Board of Directors and the shares owned by its officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class
Ligang Shang(1)	376,960,805(3)	80.8%
Sino Group Investment Limited(4)	44,137,564	9.5%
All officers and directors as a group (1 person)	376,960,805(3)	80.8%

________________________________

(1)

Mr. Shang’s address is 1077 Ala Napunani Street, Honolulu, HI 96818.

(2)

All shares are owned both of record and beneficially.

(3)

Includes 3,763.30805 Series A Convertible Preferred Shares that are convertible into 376,330,805 shares of common stock

(4)

Sino Group Investment Limited is a BVI Business Company organized in the British Virgin Islands.  Its address is Mill Mall, Suite 6, Wickham’s Cay 1, Road Town, Tortola, British Virgin Islands.  Yu Jing has voting and dispositive control over the shares owned by Sino Group Investment Limited.  Sino Group Investment Limited owns 441.37564 Series A Convertible Preferred Shares that   are convertible into 44,137,564 shares of common stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of Apogee Robotics has adopted a resolution to change the name of the Company from Apogee Robotics, Inc. to “China Swine Genetics, Inc.”  The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution. Under Delaware General Corporation Law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Delaware Secretary of State on or after September 28, 2009, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the Company’s business.  The Company recently acquired all of the outstanding capital stock of Advanced Swine Genetics, Inc., a Nevada corporation (“Advanced Swine”). Advanced Swine owns 100% of the registered capital of Heilongjiang

SenYu Animal Husbandry Co., Ltd. (“SenYu”), a company organized under the laws of The People’s Republic of China (“PRC”). SenYu is engaged in the business of breeding and raising commercial hogs and piglets and distributing them to the slaughter facilities and pork distributors in the PRC. Since the inception of its business in 2004, SenYu has developed a group of farmer franchisees who serve as the primary producers under the SenYu model for raising commercial hogs. Utilizing the most advanced technology and artificial insemination equipment and applying the same strict control standards for raising commercial hogs used in North America, SenYu has established its brand name as a high-quality swine product provider in the industry in China.  Because of this new overall direction in the Company’s business, the Board of Directors and majority shareholders have determined to change the Company’s name.

Certificates for the Company’s common stock that recite the name “Apogee Robotics, Inc.” will continue to represent shares in the Company after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “China Swine Genetics, Inc.” after the Effective Date, he may do so by surrendering his certificate to the Company’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Apogee Robotics’ Transfer Agent is:

Computershare

350 Indiana Street, Suite 750

Golden, CO 80401

303-262-0678

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of Apogee Robotics has adopted a resolution to effect a reverse split of Apogee Robotics common stock in the ratio of 1:24 (the “Reverse Split”).  No fractional shares or scrip will be issued; rather, in the case of each shareholder who holds less than one whole share or holds 100 or more shares after the Reverse Split, the Company will purchase any fractional share resulting from the Reverse Split for the fair value of such fractional share (equal to the average of the closing price of a share of the Company’s common stock during the ten consecutive trading days ending on the Effective Date, multiplied by the applicable fraction); and, in the case of each shareholder who would otherwise hold at least one but fewer than 100 shares as a result of the Reverse Split, the Company will issue a number of shares equal to the difference between the shares held by the shareholder and 100, so that each such shareholder will own 100 whole shares.

Reasons for Approving the Reverse Split

There are three primary reasons for the Board of Director’s approval of the Reverse Split.  The first reason is that, in order to acquire our new business, we recently issued 4,646.05933 shares of Series A Convertible Preferred Stock that are convertible into 464,605,933 shares of common stock.  However our Certificate of Incorporation currently authorizes the Board of Directors to issue only 300,000,000 shares of Common Stock, of which 994,067 have been issued and remain outstanding.  Therefore, there is not an adequate number of authorized but unissued shares of Common Stock available for conversion of the Series A Shares.

In addition, the Board of Directors wishes to have authorized but unissued stock available for various purposes, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Apogee Robotics is to undertake new business operations.

At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional shares that will be available for issuance after the Reverse Split, other than the issuance of common stock upon conversion of the Series A Preferred Stock and the issuance of shares to holders who would hold at least one but fewer than 100 common shares after the Reverse Split to increase the number of shares they hold to 100.  Management intends to bring this latter group of shareholders up to 100 shares each so that they will be considered “round lot” holders.  The Company must have a minimum number of round lot shareholders in order to qualify for a listing on a national securities exchange, such as the NYSE Alternext or NASDAQ.

The third reason for the Reverse Split relates to the current low market price of our common stock.  Apogee Robotics will require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Apogee Robotics’ prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Apogee Robotics common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Apogee Robotics is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Apogee Robotics’ prospects for raising financing through the sale of its common stock or derivative securities.

General Effect of the Reverse Split

The table below shows the effect of the Reverse Split on Apogee Robotics common shares outstanding at the Record Date.   The column labeled “After Reverse Split” does not reflect the adjustments that will result from the issuance of additional shares to certain holders to round up their ownership to 100 shares, nor the adjustments that will result from the purchase of fractional shares from those holders who would otherwise own fractions of shares after the Reverse Split.  We cannot calculate at this time the number of whole shares that will be issued to the holders of fewer than 100 shares nor the number of fractional shares that will be purchased.

	Prior to	After
	Reverse Split	Reverse Split
Shares of Common Stock:
Authorized	300,000,000	300,000,000
Issued and outstanding	994,067	41,420
Available for issuance	299,005,933	299,958,580
Issuable upon conversion of Series A Preferred	464,605,933	19,358,581
Outstanding if all Series A Preferred is converted	465,600,000	19,400,001
Available for issuance after conversion of all Series A Preferred	0	280,599,999

The Reverse Split will increase the number of shares available for issuance by the Board of Directors to 280,599,999.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Apogee Robotics’ shareholders.  Delaware law requires that the Board use its reasonable business judgment to assure that Apogee Robotics obtains "fair value" when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Apogee Robotics.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of Apogee Robotics common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Apogee Robotics.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make Apogee Robotics unattractive to the party seeking control of Apogee Robotics.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

How the Reverse Split Will Be Effected

The officers of Apogee Robotics will file an amendment to the Certificate of Incorporation with the Delaware Secretary  of State effecting the Reverse Split.  In order to effect the Reverse Split, the amendment will provide that each twenty four shares of common stock outstanding at the close of business on the Effective Date will be exchanged for one post-Reverse Split share of Apogee Robotics common stock ("New Common Stock").  The New Common Stock will not be different from the common stock held by Apogee Robotics shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the Effective Date of the Reverse Split as they had before the Effective Date, except that the issuance of additional shares to persons with fewer than 100 shares and the purchase of fractional shares from shareholders with more than 100 shares will result in adjustments in the number of shares held by the shareholders relative to other shareholders.

Upon filing of the certificate of amendment with the Delaware Secretary of State, the outstanding certificates representing shares of Apogee Robotics common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  Any shareholder who would otherwise own at least one but fewer than 100 shares as a result of the Reverse Split will receive a certificate for 100 shares of New Common Stock.  Any shareholder who will own less than one or 100 or more New Common Shares after the Reverse Split will receive a certificate for the number of whole shares resulting from the Reverse Split, together with a payment in cash for any fraction of a share resulting from the Reverse Split.  The name and address of the transfer agent for Apogee Robotics is stated above.

No Dissenters’ Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

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